Exhibit 10.9.1

VENTAS
EXECUTIVE DEFERRED STOCK COMPENSATION PLAN
(As Amended and Restated December 7, 2017)
ARTICLE 1
INTRODUCTION
1.1 Establishment. Ventas, Inc. (the “Company”) has established the Ventas Executive Deferred Stock Compensation Plan (the “Plan”) for certain Executives of the Company. The Plan allows Executives to defer the receipt of Compensation and to receive such deferred Compensation in the form of Shares.
1.2 Purpose. The Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract and retain qualified persons to serve as Executives and to promote ownership by Executives of a greater proprietary interest in the Company, thereby aligning such Executives’ interests more closely with the interests of stockholders of the Company.
1.3 Effective Date. The Plan was originally effective as of September 30, 2004. The Plan, as amended and restated herein, is effective December 7, 2017.
ARTICLE 2
DEFINITIONS
Certain terms used in this Plan have the meanings set forth in the Appendix.
ARTICLE 3
SHARES AVAILABLE UNDER THE PLAN
Subject to adjustment as provided in Article 10, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under the Plan shall be five-hundred ninety-four thousand and seventy (594,070), which number reflects the 500,000 Shares originally reserved under the Plan, as adjusted for the Company’s spin-off of Care Capital Properties, Inc. Such Shares may include authorized but unissued Shares, treasury Shares or Shares that have been reacquired by the Company. Notwithstanding the foregoing, any Shares distributed pursuant to the Plan that are attributable to deferrals of Stock Awards shall not count against the reserve of Shares set forth in this Article 3.
ARTICLE 4
ADMINISTRATION
The Plan shall be administered by the Compensation Committee of the Board or such other committee as may be designated by the Board. The Committee shall have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan, to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan or a Deferral Election or other instrument or agreement relating to the Plan or a Deferral Election, and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Participants and beneficiaries and all persons and entities having an interest therein. The Committee shall have the authority to delegate its powers and duties under the Plan.
ARTICLE 5
ELIGIBILITY
Each person who is an Executive designated by the Committee as eligible to make a Deferral Election with respect to a calendar year shall be eligible to defer Compensation in accordance with Article 6 of the Plan. The right to make a Deferral Election with respect to one year does not guarantee the right to make a Deferral Election with respect to a future year.

ARTICLE 6
DEFERRAL ELECTIONS
6.1 General Rule. Each Executive may, in lieu of receipt of Compensation, defer any or all of such Compensation in accordance with this Article 6, provided that such Executive is eligible under Article 5 of the Plan to defer such Compensation at the date any such Compensation is otherwise payable. An Executive may elect to defer a percentage of his or her Compensation, a specific dollar amount of his or her Compensation or a specific number of Stock Awards in accordance with administrative procedures established with respect to the Plan.
6.2 Timing of Election. A Deferral Election must be made by the Executive and must become irrevocable no later than the December 31st of the calendar year preceding the calendar year in which the Executive commences the services giving rise to the Compensation; provided, however, that the Committee may permit Deferral Elections after such date to the extent permitted under Code Section 409A, such as with respect to initial eligibility, performance based compensation, forfeitable rights, or otherwise. Deferral Elections shall be made in accordance with administrative procedures the Committee establishes from time to time with respect to the Plan.
6.3 Effect and Duration of Election. A Deferral Election shall apply to Compensation payable after the date such election is made and shall be deemed to be continuing and applicable to all Compensation payable in subsequent calendar years or other periods determined by the Committee, unless the Participant revokes or modifies such election by filing a new election form at such time before the first day of any subsequent calendar year or other period determined by the Committee in accordance with Code Section 409A and the administrative procedures established with respect to the Plan, effective for all Compensation attributable to services rendered on and after the first day of such subsequent calendar year or other period determined by the Committee.
6.4 Form of Election. A Deferral Election shall be made in a manner satisfactory to the Committee. Generally, a Deferral Election shall be made by completing and filing the specified election form with the Corporate Secretary or his or her designee within the period described in Section 6.2 or Section 6.3.
6.5 Establishment of Stock Unit Account. The Company shall establish a Stock Unit Account for each Participant. All Compensation deferred pursuant to this Article 6 (less any applicable FICA or other withholdings) shall be credited to the Participant’s Stock Unit Account as of the Deferral Date and converted to Stock Units. The number of Stock Units credited to a Participant’s Stock Unit Account as of a Deferral Date shall equal the amount of the deferred Compensation divided by the Fair Market Value of a Share on such Deferral Date, with fractional units calculated to three decimal places. Fractional Stock Units shall be credited cumulatively, but any fractional Stock Unit in a Participant’s Stock Unit Account at the time of a distribution under Article 7 shall be converted into cash equal to the Fair Market Value of a corresponding fractional Share on the date of distribution. In connection with a deferral of Stock Awards, the Participant’s Stock Unit Account as of the Deferral Date shall be credited with a corresponding number of Stock Units (less any applicable FICA or other withholdings).
6.6 Crediting of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall be paid outright or have credited to his or her Stock Unit Account, as elected in advance by the Participant in accordance with procedures established by the Committee, a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Stock Units credited to the Participant’s Stock Unit Account as of the close of business on the record date for such dividend. Such dollar amount if credited to the Participant’s Stock Unit Account shall then be converted into a number of Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date.
6.7 Company Contributions. A Participant’s Stock Unit Account may be credited with additional Stock Units either as a Matching Contribution or a Discretionary Contribution (each, a “Company Contribution”). “Matching Contributions” shall be equal to 15% (or such other amount as may be determined by the Committee) of the Stock Units credited to a Participant’s Deferral Election with respect to a calendar year (rounded down to the nearest whole number of Stock Units, but shall apply only with respect to deferral of cash Compensation and not deferrals of Stock Awards. “Discretionary Contributions” may be made in any number of Stock Units and may differ among Participants. Any Company Contributions shall be credited as of the December 31 of such calendar year (the “Contribution Credit Date”). Company Contributions shall be distributed in the same form and at the same time as other Stock Units credited for such calendar year, unless otherwise designated by the Committee at the time of such Company Contribution and as permitted by Code Section 409A.
6.8 Forfeiture. A Company Contribution shall be forfeited (and, if previously distributed, shall be subject to recoupment by the Company) if (i) the Executive incurs a Termination of Employment before the earlier of the third anniversary of the Contribution Credit Date or the last payroll date immediately preceding such anniversary, (ii) there is an occurrence of Cause, or (iii) the Executive breaches any non-competition, non-solicitation or similar restrictive covenants applicable to such Executive. Any Stock Units that are Company Contributions attributable to Stock Awards shall be subject to the same forfeiture and recoupment provisions that apply to such Stock Awards pursuant to the applicable award agreements.
ARTICLE 7
SETTLEMENT OF STOCK UNITS
7.1 Timing of Payment. A Participant shall receive or begin receiving a distribution of his or her Stock Unit Account in the manner described in Section 7.2 either (i) on or as soon as administratively feasible after the Participant incurs a Termination of Employment, (ii) if the Participant has made an election to defer payment in accordance with this Section and as permitted by the Committee, on or as soon as administratively feasible after January 1 of the year immediately following the date on which the Participant incurs a Termination of Employment, or (iii) if the Participant has made an election to defer payment in accordance with this Section and as permitted by the Committee, on or as soon as administratively feasible after such other date or event specified by the Participant. A Participant must deliver an election to defer the distribution or commencement of distribution to the Corporate Secretary or his or her designee such period in advance and in such manner as determined by the Committee.
7.2 Payment Options. A Deferral Election filed under Article 6 shall specify whether the Participant’s Stock Unit Account is to be settled by delivering to the Participant the number of Shares equal to the number of whole Stock Units then credited to the Participant’s Stock Unit Account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed ten years, provided that such installment payments do not extend more than ten years after the Participant’s Termination of Employment. Any fractional Stock Unit credited to a Participant’s Stock Unit Account at the time of a distribution shall be paid in cash at the time of such distribution.
7.3 Payment Upon Death of a Participant. If a Participant dies before the entire balance of his or her Stock Unit Account has been distributed, the balance of the Participant’s Stock Unit Account, including any unvested Company Contributions, shall be paid in Shares (and any fractional Shares in cash) as soon as administratively feasible after the Participant’s death, to the beneficiary designated by the Participant under Article 9.
7.4 Continuation of Dividend Equivalents. If payment of Stock Units is deferred pursuant to Section 7.2, the Participant’s Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 6.6 until the entire balance of the Participant’s Stock Unit Account has been distributed.
ARTICLE 8
UNFUNDED STATUS
8.1 General. The interest of each Participant in any Compensation deferred under the Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section 8.2, no money or other assets shall be set aside for any Participant.
8.2 Trust. To the extent determined by the Board, the Company may transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

ARTICLE 9
DESIGNATION OF BENEFICIARY
Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive payment of the Participant’s Stock Unit Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation list most recently filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the beneficiary designated by the Participant in the Ventas, Inc. 401(k) Profit Sharing Plan (or any successor qualified 401(k) savings plan), or if none, the Participant’s surviving spouse, or if none, the Participant’s estate.
ARTICLE 10
ADJUSTMENT PROVISIONS
In the event of a reorganization, recapitalization, stock split, stock dividend, spin-off, combination, corporate exchange, merger, consolidation or other change in the Common Stock or any distribution to stockholders of Common Stock other than cash dividends or any transaction determined in good faith by the Board or Committee to be similar to the foregoing, the Board or Committee shall make appropriate equitable changes in the number and type of Shares authorized by this Plan, and the number and type of Shares to be delivered upon settlement of Stock Unit Accounts under Article 7. Any adjustments pursuant to this Article 10 to Stock Units that are considered 409A Stock Units are intended to be made only if permitted by Code Section 409A and only in a manner in compliance with the requirements of Code Section 409A and any adjustments made pursuant to this Article 10 to Stock Units that are not considered 409A Stock Units are intended to be made only if and in such a manner that after such adjustment the Stock Units either continue not to be 409A Stock Units or comply with the requirements of Code Section 409A.
ARTICLE 11
WITHHOLDING
A Participant shall have withheld by the Company or shall remit to the Company an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA and Medicare obligation) required by law to be withheld with respect to any deferrals or payment made under or as a result of the Plan. If the Company has a withholding obligation, a Participant may, subject to the discretion of the Committee, elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares limited to the extent required for accounting purposes, to Shares having a Fair Market Value on the date the withholding tax is to be determined equal only to the minimum amount required to be withheld under applicable law or such greater amount that would not have a negative accounting impact on the Company.
ARTICLE 12
GENERAL PROVISIONS
12.1 No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or beneficiary any rights of a Stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article 7.
12.2 Changes to The Plan. The Board may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account at the time of such change or termination except that the Board may without the consent of any Participant terminate the Plan and pay out Shares with respect to Stock Units then credited to Participant’s Stock Unit Account, so long as such action is taken in compliance with Code Section 409A.

12.3 Compliance With Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.
12.4 Limitations on Transferability. Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.
12.5 Governing Law. The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with the Delaware General Corporation Law.
12.6 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.
ARTICLE 13
COMPLIANCE WITH CODE SECTION 409A
13.1 409A Stock Units. The provisions of this Article 13 apply to any 409A Stock Units, notwithstanding any provisions to the contrary contained in the Plan or the Deferral Election. The Company intends that Stock Units payable under the Plan shall satisfy the requirements for exemption from, or compliance with, Code Section 409A and that all terms and provisions shall be interpreted, operated and administered to satisfy such requirements. It is intended that each 409A Stock Unit complies with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. This Article 13 is not intended to impose any restrictions on Stock Units other than those required for the Participant not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. Notwithstanding any other provision in the Plan, the Company makes no representation that Stock Units under the Plan shall be exempt from, or comply with, Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to Stock Units granted under the Plan. No provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from the Participant or any other individual to the Company.
13.2 Deferral Elections. Except as otherwise permitted or required by Code Section 409A, the following requirements apply to any Deferral Election that may be permitted or required by the Committee pursuant to a 409A Stock Unit: (i) A Deferral Election must be in writing and specify the amount being deferred and the time and form of distribution as permitted by the Plan; and (ii) A Deferral Election shall become irrevocable as of the deadline specified by the Committee, which shall not be later than December 31 of the year preceding the year in which services are performed for such Compensation or such other deadline as permitted under Code Section 409A.
13.3 Subsequent Elections. Except as otherwise permitted or required by Code Section 409A, a 409A Stock Unit which permits a subsequent Deferral Election to further defer the distribution or change the form of distribution shall comply with the following requirements: (i) No subsequent Deferral Election may take effect until at least twelve months after the date on which the subsequent Deferral Election is made; (ii) Each subsequent Deferral Election related to a distribution upon Termination of Employment, a specified time or a 409A Change in Control must result in a delay of the distribution for a period of not less than 5 years from the date such distribution would otherwise have been made; and (iii) No subsequent Deferral Election related to a distribution to be made at a specified time or pursuant to a fixed schedule shall be made less than twelve months prior to the date the first scheduled payment would otherwise be made.
13.4 Distributions. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Stock Unit may commence earlier than (i) Termination of Employment; (ii) a specified time (or pursuant to a fixed schedule) that is specified by the Participant in a Deferral Election complying with this Article 13 or (iii) a 409A Change in Control. Notwithstanding anything to the contrary, to the extent that distribution of a 409A Stock Unit is triggered by a Participant’s Termination of Employment, if the Participant is then a Specified Employee, no distribution shall be made before the earlier of (i) six (6) months after the Participant’s Termination of Employment; or (ii) the date of the Participant’s death. Should the limitation set forth in the preceding sentence result in payment later than otherwise provided in the Plan or 409A Stock Unit, on the first day any such payment may be made without incurring additional tax pursuant to Code Section 409A, such payment shall be made to the Participant in one transfer. Notwithstanding anything contained in the Plan or Stock Unit to the contrary, the date on which a Participant’s Termination of Employment occurs shall be treated as the Participant’s termination of employment or service date or comparable concept for purposes of determining the timing of distributions under the Plan and Stock Unit to the extent necessary to have such distributions under the Plan and Stock Unit be exempt from or comply with the requirements of Code Section 409A. If a 409A Stock Unit is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. No 409A Stock Unit shall be subject to acceleration or to any change in the specified time or schedule of distribution, except as permitted by Code Section 409A or as otherwise provided under the Plan or Stock Unit and consistent with Code Section 409A.
ARTICLE 14
CLAIMS PROCEDURES
14.1 Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee setting forth the claim.
14.2 Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:
(i)    The specific reason or reasons for such denial;
(ii)    The specific reference to relevant provisions of the Plan on which such denial is based;
(iii)    A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;
(iv)    Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;
(v)    The time limits for requesting a review under subparagraph (iii) and for review under subparagraph (iv); and
(vi)    The Participant’s right to bring an action for benefits under Section 502 of ERISA.
14.3 Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee, along with the General Counsel of the Company (collectively, the “Appeals Committee”), review the initial determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Appeals Committee. If the Claimant does not request a review of the initial determination within such 60 day period, the Claimant shall be barred and estopped from challenging the determination.
14.4 Review of Decision. Within 60 days after the Appeals Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Appeals Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based and the Participant’s right to bring an action for benefits under Section 502 of ERISA. If special circumstances require that the 60 day time period be extended, the Appeals Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review. A Claimant's compliance with the foregoing provisions of this Section 14.4 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan. Any further legal action taken by a Participant against the Plan, the Company (and its employees or directors), the Committee or the Appeals Committee must be filed in a court of law no later than six months after the Appeals Committee’s final decision on review of an appealed claim.
APPENDIX 1
“409A Change in Control” means a “Change in Control” as defined in the Company’s 2012 Incentive Plan that also qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of subsection (a)(2)(A)(v) of Code Section 409A.
“409A Stock Unit” means a Stock Unit that constitutes “deferral of compensation” subject to the requirements of Code Section 409A.
“Board” means the Board of Directors of the Company.
“Cause” shall have the same meaning as provided in a Participant’s employment agreement, or if none, a Participant’s change in control severance agreement, or if no employment or change in control severance agreement exists, unless otherwise defined in an agreement evidencing an Award, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.
“Code Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended.
“Committee” means the Executive Compensation Committee of the Board or such other committee appointed to administer the Plan under Article 4.
“Common Stock” means the Company’s class of capital stock designed as Common Stock, or, in the event that the outstanding shares of Common Stock are after the Effective Date recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.
“Company” means Ventas, Inc. a Delaware corporation, or any successor thereto.
“Compensation” means all or part of any salary or bonus payable in cash to an Executive or to the extent determined appropriate by the Committee, such other compensation to the Executive including, but not limited to, Stock Awards. Compensation shall not include any expenses paid directly or through reimbursement.
“Deferral Date” means the date Compensation would otherwise have been paid to the Participant.
“Deferral Election” means a written election to defer Compensation under the Plan or an election as to the form of distribution (but not an election as to the medium of payment).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive” means (i) any individual who is an executive vice president, president, chief executive officer or other executive of the Company designated by the Committee and (ii) for purposes of deferring Stock Awards only, any employee of the Company who has a title of vice president or above (excluding individuals identified in (i)); provided, however, that any such individual must be a member of a select group of “key management or other highly compensated employees” within the meaning of Sections 201, 301 and 401 of Employee Retirement Income Security Act of 1974, as amended. For the avoidance of doubt, no individual identified in (ii) above shall have the ability to defer any Compensation under the Plan other than Stock Awards (if and to the extent that such an individual is designated by the Committee as eligible to make a Deferral Election with respect to a calendar year pursuant to Article 5 of the Plan), and in no event will such an individual be eligible to receive any Company Contributions.
“Fair Market Value” of a share of Common Stock means, as of any applicable date, the closing sale price of the Shares on the New York Stock Exchange or any national or regional stock exchange in which the Shares are traded, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was such a reported sale. If there shall be any material alternation in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the New York Stock Exchange or a national or regional stock exchange, the fair market value of the Shares as of a particular date shall be determined by such method as shall be determined by the Committee.
“Participant” means an Executive who defers Compensation under Article 6 of the Plan.
“Shares” means shares of the Common Stock.
“Stock Award” means a restricted stock unit, performance unit, or other stock-based incentive compensation awarded under a long-term incentive plan of the Company, in each case that the Committee deems eligible for deferral under the Plan.
“Stock Units” means the credits to a Participant’s Stock Unit Account under Article 6 of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.
“Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section 6.5.
“Termination of Employment” means “separation of service” pursuant to Code Section 409A, as determined, and in accordance with the methodology selected, by the Company, consistent with Code Section 409A.